Exhibit 99.1

Moleculin Biotech, Inc. Unveils Promising Preclinical Data of Annamycin in Liver Cancer Treatment

Presented data highlights the potential of Annamycin for treating broad range of human cancers, including high-need oncology indications

Annamycin currently in late-stage clinical development in combination with cytarabine for the treatment of AML; Anticipated preliminary data readout in 2H 2025

HOUSTON, August 6, 2025 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced the presentation of encouraging preclinical data for its lead drug candidate, Annamycin, also known by its non-proprietary name of naxtarubicin, which demonstrated significant efficacy against various primary and metastatic liver cancers, including hepatocellular carcinoma (HCC), colorectal liver metastases, and pancreatic ductal adenocarcinoma (PDAC) liver metastases. This is believed to be the result of targeted accumulation in the liver and other organs.

These findings were highlighted in a poster titled "Liposomal Annamycin (L-ANN) Efficacy Against Primary and Metastatic Liver Cancers," presented by Dr. Waldemar Priebe, Lead Author and Chairman of the Scientific Advisory Board at Moleculin at the recently held Shelby-Lavine Pancreatic Cancer Symposium at MD Anderson Cancer Center.

Key Highlights

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Targeted Accumulation in Organs: The preclinical studies confirmed that Annamycin exhibits distinct organotropic properties, leading to significantly higher concentrations in the liver, spleen, lungs, and pancreas when compared to doxorubicin (DOX). This targeted accumulation is critical for effectively treating liver-localized tumors.

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Efficacy in Orthotopic Hepatocellular Carcinoma (HCC) Models: Annamycin demonstrated excellent anti-tumor activity in orthotopic HCC models (Hepa 1-6 Luc), showing a marked reduction in tumor progression and improved survival rates in treated animals compared to vehicle controls.

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Potent Impact on Colorectal Liver Metastasis: In an experimental liver metastatic model of colorectal carcinoma (CT26 Luc), Annamycin significantly inhibited metastatic growth and extended survival, highlighting its potential for addressing liver metastases in colon cancer that affects close to 50% of patients.

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Promising Results in Pancreatic Cancer Liver Metastasis: Annamycin also showed compelling efficacy in liver-implanted human pancreatic ductal adenocarcinoma (MIA PaCa-2), leading to inhibition of tumor growth, suggesting its potential role in managing advanced pancreatic cancer with liver involvement.

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Favorable Safety Profile: Consistent with previous preclinical and clinical findings, Annamycin continued to show low or no cardiotoxicity, a significant advantage over traditional anthracyclines like doxorubicin, which are often limited by dose-dependent cardiac side effects. This safety profile was previously observed in clinical trials, where 32 out of 42 subjects reviewed received more than the FDA-established lifetime maximum allowable level of anthracycline without evidence of cardiotoxicity.

“We are incredibly encouraged by these preclinical results, which further validate Annamycin’s potential as a powerful and differentiated therapeutic agent for liver cancers,” said Dr. Priebe. “The ability of Annamycin to concentrate effectively in the liver, combined with its demonstrated efficacy across multiple aggressive liver cancer models and its favorable cardiotoxicity profile, positions it as a highly promising candidate for patients facing these devastating diseases. We believe these data provide a strong foundation for advancing Annamycin in clinical development for these indications, offering new hope where treatment options are often limited.”

Walter Klemp, Chairman and CEO of Moleculin, added, “We continue to be strongly encouraged by the potential of Annamycin. Beyond our preliminary programs in AML and soft tissue sarcoma lung metastases (STS lung mets), we continue to advance and develop Annamycin through multiple investigator-initiated studies to further unlock its potential as a treatment option for many other types of cancers. We believe this preclinical data highlights that potential and provides additional validation of its unique pharmacological profile and importantly showcases the opportunity for its use across a wide range of cancers.”

Moleculin’s novel drug candidate is being positioned to become the first ever non-cardiotoxic anthracycline to be approved and is currently being developed for the treatment of AML and STS lung mets. For more information, please visit moleculin.com.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the whether the preclinical results described above are able to be reproduced in clinical trials. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com